Exhibit 10.1

FARMOUT AGREEMENT

THIS Farmout Agreement (this “Agreement”) is entered into and effective on July 31, 2010 (“Effective Date”) between SK ENERGY CO., LTD., a corporation organized and existing under the laws of the Republic of Korea (“Farmor”), and Gulf United Energy del Colombia Ltd., a company organized and existing under the laws of the British Virgin Islands (“Farmee”).  Farmor and Farmee are sometimes referred to collectively as “Parties” and individually as “Party.”

WITNESSETH:

WHEREAS, on November 7, 2008, Farmor submitted to the National Hydrocarbon Agency of Colombia (“ANH”), an offer related to Block CPO-4 pursuant to the Process for Invitation of Offers to Contract Exploratory Blocks in the Colombia 2008 Round (Proceso de Solicitud de Ofertas Para la Contratación de Bloques Exploratorios de la “Ronda Colombia 2008”); and

WHEREAS, by resolution No. 610 of December 5, 2008, the ANH awarded Block CPO-4 to Farmor; and

WHEREAS, on 18 December 2008, the ANH and Farmor entered into the Contract for Exploration and Production No. 29 of 2008  Llanos Orientales - Area Occidental Block CPO-4 (Contrato de Exploración y Producción No. 29 de 2008 Llanos Orientales - Area Occidental CPO-4) (“License Contract”); and

WHEREAS, through a farm-out agreement, effective as of July 10, 2009, Farmor assigned twenty five percent (25%) of the rights and obligations in the License Contract and the Contract Area (as defined below) to Houston American Energy Corp. (“HAEC”); and

WHEREAS, Farmor and HAEC have entered into that certain Joint Operating Agreement dated October 1, 2009 effective as of May 31, 2009 covering the Contract Area (the “JOA”); and

WHEREAS, as of the date of this Agreement, Farmor holds seventy five percent (75%) of the rights and obligations of the Contractor (as defined below) under the License Contract and in the Contract Area, subject only to the terms of the JOA; and

WHEREAS, Farmor is willing to assign and transfer twelve and one-half percent (12.5%) of the  rights and obligations of the Contractor under the License Contract to Farmee in accordance with the terms set forth herein and Farmee wishes to acquire such interest; and

WHEREAS, pursuant to the JOA, HAEC holds a preferential right to acquire the interest under the License Contract that Farmor desires to assign to Farmee pursuant to this Agreement; and

WHEREAS, HAEC has agreed to waive such preferential right and consent to the Assignment to Farmee in exchange for an assignment by Farmor to HAEC of an additional twelve and one-half percent of the rights and obligations of the Contractor under the License Contract pursuant to the terms of the Farmout Agreement (the “HAEC Farmout”) dated July 31, 2010;

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.	Definitions

The terms defined in the License Contract shall have the same meaning when used in this Agreement unless the context requires otherwise.  Terms defined in the singular shall have the same meaning when used in the plural and vice versa.  A reference to a “Clause” is a reference to a clause of this Agreement unless otherwise specified.

1.1
“Affiliate” means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.  For purposes of this definition, Control means the ownership directly or indirectly of fifty percent (50%) or more of the voting rights in a legal entity.  “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

1.2	“Assignment” means the transfer from Farmor to Farmee of the Farmout Interest.

1.3	“Assignment Agreement” means the document, of which form is attached hereto as Exhibit A, to be signed by Farmor and Farmee to effect the Assignment.

1.4	“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas and Seoul, Korea are generally open for business.

1.5	“Contract Area” shall have the same meaning as such term is defined in the License Contract. The current Contract Area covered by the License Contract is set forth on Exhibit B attached hereto.

1.6	“Contractor” shall have the same meaning as such term is defined in the License Contract.

1.7	“Cut-off Date” means the date falling on one (1) year from the Effective Date.

1.8	“Closing Date” means the date specified in Clause 2.1.

1.9	“Farmout Interest” means an undivided twelve and one-half percent (12.5%) of the rights and obligations of the Contractor under the License Contract.

1.10
“Governmental Entity” means and government, including the government of Colombia and the government of the Republic of Korea, and all departments, political subdivisions, instrumentalities, agencies, corporations or commissions under the direct or indirect control thereof or owned thereby and shall include any court, legislature, council or state government or national, regional, municipal or local authorities.

1.11	“HAEC Farmout” has the meaning set forth in the recitals herein.

1.12	“JOA” has the meaning set forth in the recitals herein.

1.13	“On-going Costs” means any and all costs and expenses incurred in accordance with the terms of the JOA in carrying out Operations conducted on or after the Effective Date of this Agreement.

1.14	“Operations” shall have the same meaning as such term is defined in the License Contract.

1.15
“Participating Interest” means the undivided percentage interest of any Person in the rights and obligations of Contractor under the License Contract (i.e., as a result of the Assignment hereunder and the assignment to HAEC pursuant to the HAEC Farmout, Farmor 50%, Farmee 12.5%, HAEC 37.5%).

1.16
“Past Costs” covers any and all costs and expenses incurred in carrying out Operations conducted prior to and including the Effective Date of this Agreement, which include, without limitation, costs such as: (a) third-party costs for (i) data acquisition, licensing and evaluation, (ii) License Contract negotiations and acquisitions, including legal, consulting, translation and secretarial services, and (iii) environmental studies; (b) internal costs (salaries, benefits and other related overhead) for personnel of Farmor and its Affiliates related to (i) License Contract negotiations and acquisitions, (ii) preparation for drilling operations, and (iii) data acquisition, licensing and evaluation, (c) drilling costs; and (d) costs and expenses incurred in relation to the bidding stage (the costs and expenses incurred in relation to the bidding stage are two hundred fifty-five thousand seven hundred eighty-five US dollars (US$ 255,785)).

1.17
“Person” means any natural or judicial person, including an individual, firm, corporation, partnership, limited liability company, trust, association, joint venture, Governmental Entity or other entity.

1.18	“Phase 1” means the period of Jun 18, 2009 to Jun 17, 2012 which is referred in the License Contract.

1.19
“Seismic Acquisition Costs” means any and all costs and expenses to be incurred in accordance with the terms of the JOA relating to the acquisition and processing of seismic data for Operations and which will become part of the Past Costs and On-going Costs.

2.	Assignment and Consideration

2.1
Subject to the terms and conditions of this Agreement as herein set forth, Farmor will perform, and Farmee will accept, the Assignment.  The Assignment shall be conditioned upon: (i) receipt of ANH Approval (as provided in Clause 3.1 of this Agreement), (ii) receipt of the approval of government of the Republic of Korea, and (iii) execution by HAEC of the HAEC Farmout.  Items (i), (ii) and (iii) above are referred to herein as the “Conditions.”  Within ten (10) Business Days after the Conditions have been satisfied, Farmor shall deliver to a notice to Farmee (the “Approval Notice”) stating that the Conditions have been satisfied and including copies of the documentation evidencing the satisfaction of such Conditions.  On the 30th day after receipt of ANH Approval (or the next Business Day thereafter if such day is not a Business Day) (the “Closing Date”) the Farmor shall execute and deliver the Assignment Agreement to Farmee.

2.2.	As consideration for the Assignment, Farmee shall pay the following to Farmor:

(a)
Past Costs: Farmee shall pay its Participating Interest share of the Past Costs, within the earlier of (i) ninety (90) days from the Effective Date or (ii)  thirty (30) days from receipt of ANH Approval (or the next Business Day thereafter if such day is not a Business Day);

(b)	On-going Costs: Farmee shall pay its Participating Interest share of the On-going Costs incurred after Effective Date, in accordance with Clause 4.3; and

(c)
Premium: With respect to the Seismic Acquisition Costs incurred during Phase 1, Farmee shall pay an additional twelve and one-half percent (12.5%) of such Seismic Acquisition Costs (the “Premium”), in addition to its payment pursuant to Clause 2.2 (a) and (b) above and in accordance with Clause 4.3.  For avoidance of doubt, Farmee will pay twenty-five percent (25%) of Seismic Acquisition Costs incurred during Phase 1.

2.3
Share of Contractor’s Obligations.  Farmee hereby ratifies, confirms and accepts the terms of the License Contract and Farmee agrees to abide by and comply with the terms of the License Contract to the extent of its Participating Interest.

3.	ANH Approvals

3.1
Pursuant to Clause 75 of the License Contract, the Assignment can only be made with the prior written consent of ANH (the “ANH Approval”).  As such, after the execution of this Agreement and the satisfaction of the Condition described in Clause 2.1(iii), each Party will use all reasonable efforts to timely take any actions, make any filings or submissions and affect any undertakings reasonably required in order to obtain the ANH Approval.  Farmor also will use all reasonable efforts to obtain the approval described in Clause 2.1(ii) as soon as possible after the satisfaction of the Condition described in Clause 2.1(iii).  Farmor shall keep Farmee fully informed of all communications with ANH, the Republic of Korea, other Governmental Entities and third Persons in connection with obtaining the approvals described in Clauses 2.1(i) and (ii).

4.	Additional Agreements

4.1	Farmee Branch Registration. Following execution of the Assignment Agreement, Farmee shall register a branch in the Republic of Colombia, if required pursuant to the laws of the Republic of Colombia.

4.2	Payment Currency. Payments between the Parties under this Agreement shall be made in US dollars (US$).

4.3
JOA Costs.  On-going Costs and Premium as set forth in Clause 2.2 (b) and (c) shall be paid pursuant to the JOA.  Farmee shall have the right to verify and audit the On-going Costs, pursuant to the audit procedures of the JOA.  Notwithstanding the above, pursuant to the JOA, it is agreed by both Parties that Farmee’s audit rights begin from the date of execution and delivery of the Assignment Agreement.

4.4
Bank Guarantee. In addition to the guarantee that Farmee will provide to ANH under the terms of the License Contract, Farmee shall provide Farmor with a bank guarantee issued by a reputable bank in a form acceptable to Farmor to guarantee the performance of its obligations, in proportion to it Participating Interest, for Phase 1 pursuant to this Agreement, the JOA and the License Contract.  The bank guarantee will be provided by the Closing Date.

5.	License Contract

5.1	Operator. Notwithstanding the amendment of the License Contract, the Farmor shall remain as Operator thereunder.

6.	JOA. All Operations conducted with respect to the Contract Area shall be conducted pursuant to the terms of the JOA.

7.	Confidentiality and Access to Data

7.1
Confidentiality. Each Party agrees that all information disclosed under this Agreement, except information which (a) at the time such information is provided to a Party under this Agreement, is in the public domain; (b) subsequently comes into the public domain, except through breach of the undertakings set out in this Clause 7; or (c) is already lawfully in possession of a Party prior to the date of execution of this Agreement, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of the License Contract and for a period of two (2) years thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Clause 7 in the following circumstances:

(a)	to an Affiliate provided the Affiliate is bound to the provisions of this Clause 7 and the Party disclosing is responsible for the violation of an Affiliate;
(b)	to a governmental agency or other entity when required by the License Contract;
(c)
to the extent such information is required to be furnished in compliance with the applicable laws/regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(d)
to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys’ work for such Party and such attorneys are bound by an obligation of confidentiality;

(e)	to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;
(f)
to a bona fide prospective transferee of all or a portion of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(g)	to a bank or other Person to the extent appropriate to a Party arranging for funding;
(h)
to the extent a party determined in good faith that such information is required to be disclosed by any law, rule or regulation of any Government Entity or stock exchange having jurisdiction over such Party, or its Affiliates or is subject to a request by any regulatory authority or Governmental Entity; provided that such Party shall provide notice of the disclosure to the non-disclosing Party and to the extent Clause 14 is applicable thereto, comply with the requirements thereof;

(i)	to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential; and
(k)	to the other parties to the License Contract and JOA and the ANH solely to the extent as may be required to satisfy the Conditions.

Disclosure as pursuant to Clause 7.1(e), (f), (g) and (k) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Clause 7.1(e), (f), (g), and (k), whichever is applicable, with respect to the disclosing Party.

7.2
Access to Data.  Each Party shall provide the other Party with access to all data relating to the Contract Area in its possession, custody or control, including without limitation technical, geological, commercial and other information relating to Contract Area.  The data provided under this Clause 7.2 shall be subject to the confidentiality obligations under Clause 7.1.

8.	Representations and Warranties

8.1	Farmee hereby represents and warrants to Farmor that as of the date hereof and the Effective Date of this Agreement:

(a)	In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Farmee has relied solely on the basis of its own independent due diligence investigation.

(b)
Farmee has all necessary corporate power and authority to enter into this Agreement and the Assignment Agreement and to perform its obligations hereunder and thereunder. All necessary corporate action has been taken to authorize Farmee to sign and deliver, and perform, the transactions contemplated by this Agreement and the Assignment Agreement.  This Agreement has been duly executed and delivered by Farmee and constitutes a legal, valid and binding obligation of Farmee, enforceable against Farmee in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.  The Assignment Agreement, once executed by Farmee and Farmor, will have been duly executed and delivered by Farmee and constitute a legal, valid and binding obligation of Farmee, enforceable against Farmee in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.

(c)
No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which Farmee or any of its assets is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets, or condition of Farmee and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

(d)	Farmee has the financial and technical capability to meet its financial and technical obligations under this Agreement and under the License Contract.

(e)
No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims materially and adversely affect Farmee’s ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of Farmee, threatened against Farmee or any Affiliate of Farmee.

8.2	Farmor hereby represents and warrants to Farmee that as of the date hereof and the Effective Date of this Agreement:

(a)	Farmor is a Contractor under the License Contract.

(b)
Except for and subject to ANH’s approval of the HAEC Farmout, under which HAEC would receive twelve and one-half percent of Farmor’s rights and obligations under the License Contract, Farmor holds seventy five percent (75%) of the rights and obligations under the License Contract, free and clear of all liens, claims and encumbrances other than the JOA, and it has not received any notice or other communication from ANH or other Government Entity or Person to terminate the License Contract or which would reduce Farmor's Participating Interest in the License Contract.

(c)
The License Contract and all rights and interest thereunder or deriving therefrom of Farmor are in full force and effect and no default or act or omission of Farmor, or, as far as Farmor is aware, of any other Person, has occurred thereunder nor is there any notice or intimation to Farmor in respect thereof whether as a result of its default, act or omission or those of any other person or otherwise. Farmor has provided Farmee with a complete and correct copy of the License Contract.

(d)
The JOA is in full force and effect and no default or act or omission of Farmor, or, as far as Farmor is aware, of any other Person, has occurred thereunder.  Farmor has provided Farmee with a complete and correct copy of the JOA.

(e)
Farmor has all necessary corporate power and authority to enter into this Agreement and the Assignment Agreement and to perform its obligations hereunder and thereunder. All necessary corporate action has been taken to authorize Farmor to sign and deliver, and perform, the transactions contemplated by this Agreement and the Assignment Agreement.  This Agreement has been duly executed and delivered by Farmor and constitutes a legal, valid and binding obligation of Farmor, enforceable against Farmor in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity. This Assignment Agreement, once executed by Farmor and the Farmee, will have been duly executed and delivered by Farmor and constitute a legal, valid and binding obligation of Farmor, enforceable against Farmor in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.

(f)
No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement (including, for the avoidance of doubt, the License Contract and JOA) or instrument by which Farmor or any of its assets is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets, or condition of Farmor and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

(g)
No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims materially and adversely affect Farmor’s ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby or which concerns the License Contract, JOA or Contract Area, is presently in progress or pending or, to the best of the knowledge, information and belief of Farmor, threatened against Farmor or any Affiliate of Farmor.

8.3	Each Party acknowledges and agrees that:

(a)
The representations and warranties contained in this Agreement are the only representations or warranties of any kind given by or on behalf of the other Party and on which it may rely in entering into this Agreement;

(b)
Other than the representations and warranties given in this Agreement, no statement, promise or forecast made by or on behalf of any other Party or any other person may form the basis of, or be pleaded in connection with, any claim by such Party under or in connection with this Agreement; and

(c)	The Parties respective representations and warranties set out in this Clause 8 shall be also true and accurate at the date the Assignment Agreement is executed.

8.4
Disclaimer of Other Representations and Warranties.  Except for the representations and warranties provided in this Clause 8, Farmor and Farmee make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Farmee in connection with this Agreement.

8.5	LIMITATION OF LIABILITY.

(A)	NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, FARMOR SHALL NOT BE LIABLE FOR BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, BREACH OF WARRANTY:

(I)	IN RESPECT OF ANY CLAIM UNLESS NOTICE OF SUCH CLAIM IS GIVEN IN WRITING BY FARMEE, GIVING REASONABLE PARTICULARS, WITHIN ONE (1) YEAR AFTER THE CLOSING DATE;

(II)
IN RESPECT OF ANY CLAIM TO THE EXTENT THAT THE CUMULATIVE AGGREGATE AMOUNT OF THE LIABILITY FOR ALL CLAIMS MADE BY FARMEE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, BREACH OF WARRANTY, WOULD EXCEED THREE MILLION US DOLLARS (US$3,000,000).

(B)
NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE IN ANY CIRCUMSTANCES TO THE OTHER PARTIES OR ANY OF THEIR AFFILIATES, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT FOR ANY CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE AT LAW.  FOR THE PURPOSE OF THIS CLAUSE CONSEQUENTIAL LOSS SHALL INCLUDE BUT NOT BE LIMITED TO ANY OBLIGATIONS OR INABILITY TO PRODUCE PETROLEUM, LOST PRODUCTION OR LOSS OF PROFITS HOWSOEVER ARISING.

9.	Term and Termination

9.1	This Agreement shall become effective on the Effective Date and shall remain in full force until termination of this Agreement pursuant to this Clause 9.

9.2
Provided that the Conditions have been satisfied, this Agreement shall terminate at the earlier to occur of (i) the date upon which the Parties agree in writing to terminate this Agreement, or (ii) the date upon which the License Contract is terminated.

9.3
If the Conditions are not satisfied by the Cut-off Date, then the Parties shall meet and discuss, within thirty (30) days after the Cut-Off Date, possible amendments to the transaction envisaged by this Agreement which would facilitate, or avoid the need for, satisfaction of the Conditions.  If, during such thirty (30) day period, the Parties are unable agree to such amendments, this Agreement may be terminated by either Party upon written notice to the other Party unless the Parties shall have agreed otherwise; provided, however, that the right of termination under this Clause 9.3 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the sole cause of, or shall have resulted in, the failure of the satisfaction of the Conditions by the Cut-off Date.  After termination of this Agreement under this Clause 9.3, Farmor shall return to Farmee any amounts paid to date under the terms of Clause 2 herein without interest.

10.
Further Assistance and Business Ethics

Each of the Parties shall perform such further acts and execute and deliver such further documents as shall be reasonably required to perform its obligations pursuant to the terms of this Agreement; provided, however, each of the Parties represents to the other and agrees:

10.1
No Improper Payments.  It has not made nor shall it make in connection with the performance of this Agreement any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value directly or indirectly to or for the use or benefit of any official or employee of any government or the agency or instrumentality of any government or to any political party or official or candidate thereof or to any other person if such Party knows or has reason to suspect that any part of such payment, loan or gift will be directly or indirectly given or paid to any such governmental official or employee or political party or candidate or official thereof or to any other person or entity the making of which would violate the laws or policies of the Republic of Colombia, Korea or the United States.

10.2
Compliance Information.  It shall answer, in reasonable detail, any written or oral questionnaire from the other Party to the extent such questionnaire pertains to compliance with its representations provided in Clause 10.1.

11.	Governing Law and Arbitration

11.1
Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, except for conflict of laws provisions which would apply the law of another jurisdiction.

11.2
Arbitration.  Any dispute arising out of this Agreement which any Party determines in its sole discretion cannot be settled by mutual agreement shall be settled by arbitration in accordance with the Rules of the International Chamber of Commerce (“ICC”).  The place of arbitration shall be Houston, Texas. The number of arbitrators shall be three (3), one (1) appointed by each of the Parties and the third appointed by mutual agreement of the Parties. The award rendered by the arbitration tribunal shall be final and binding upon the Parties concerned.  The proceedings shall be in English and the award shall be final, binding and not subject to appeal.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Neither Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.  Breach by Farmee of its obligation under Clause 2.2 of this Agreement shall be deemed a direct damage with respect to Farmor.

11.3
Specific Performance.    Each Party acknowledges and agrees that the other Parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Parties shall be entitled to enforce specifically this Agreement and the terms and provisions hereof in any proceeding instituted pursuant to Clause 11.2, in addition to any other remedy to which they may be entitled, at law or in equity.

12.	Waiver of Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from (i) any expert determination, mediation, or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.  Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

13.	Notices

Any notice required or permitted to be given under this Agreement shall be given in writing in the English language and shall be deemed to have been sufficiently given when received whether delivered personally, mailed or couriered (postage prepaid), or sent by fax, with written confirmation of complete transmission, in accordance with the address information applicable to the receiving Party as set forth below or such other address or the attention of such other person as such Party may have designated by notice given in accordance with this Clause 12.

SK Energy Co., Ltd.

Address:	99, Seorin-dong
Jongro-gu
Seoul 110-110
Korea

Email:	cheolk@skenergy.com
Tel:	+82 2 2121 4300
Fax:	+82 2 2121 7026

Attention:	Cheol Kim

Gulf United Energy del Colombia Ltd.

Address:	3 Riverway, Suite 1800
Houston, TX 77056

Email:	Trisdale@bplaw.com
Tel:	(713) 209-2917
Fax:	(713) 209-2927

Attention:	Heath C. Trisdale

14.	Public Announcements

14.1
Consent of Parties.  Without the written consent of the other Party, which consent shall not be unreasonably withheld, no Party will issue, or permit any of its Affiliates to issue, any press release or otherwise make any public statement relating to the subject matter of this Agreement unless such release or statement is deemed in good faith by the disclosing Party to be required by any law, rule or regulation of any Governmental Entity or the rules and regulations of a stock exchange on which the shares of such Party or any of its Affiliates are listed.   In each case to which such exception applies, prior to making such press release or public statement, the releasing Party will provide a copy of such press release or public statement to the other Party.  To the extent feasible under the circumstances, the Parties will coordinate with each other on the issuance of press releases and public statements regarding the subject matter of this Agreement.

14.2
Consent of ANH.  Without limiting the generality of what is stated in Clause 14.1, any consent requested by Farmee from Farmor pursuant to Clause 14.1 shall not be considered unreasonably withheld so long as Farmor is endeavoring to obtain the consent of ANH for the making of any such public announcement, which consent Farmor determines in its good faith judgment is reasonably required or desirable.

15.	Entire Agreement

This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes any prior oral or written understandings and communications with respect to its subject matter.  This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and assigns.

16.	Headings. The headings in this Agreement are for convenient reference only and shall not be used in the interpretation of this Agreement.

17.
No Brokers or Finders.  Neither Party, nor any of their respective Affiliates, has employed or retained any broker, agent or finder in connection with this Agreement, or incurred any liability for, paid or agreed to pay any brokerage fee, finder's fee, commission or similar payment to any person or entity on account of this Agreement or transactions contemplated hereby.

18.	Amendment of this Agreement. This Agreement may be amended only by written agreement signed by the Parties.

19.	Each Party’s Expenses. Each Party shall bear its own expenses with respect to the Assignment contemplated under this Agreement.

20.	Each Party’s Taxes. Each Party shall be responsible for any taxes assessed against it as a result of the Assignment.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective, duly authorized representatives.

SK Energy Co., Ltd.	Gulf United Energy del Colombia Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

DEED OF ASSIGNMENT

This Assignment is made and entered into as of _________      , 20__, between SK Energy Co., Ltd. (“Farmor”), as assignor, and Gulf United Energy del Colombia Ltd. (“Farmee”), as assignee.

WHEREAS, on 18 December 2008, the ANH and Farmor entered into Contract for Exploration and Production No. 29 of 2008  Llanos Orientales - Area Occidental Block CPO-4 (Contrato de Exploración y Producción No. 29 de 2008 Llanos Orientales - Area Occidental CPO-4) (“License Contract”);

WHEREAS, capitalized terms used, but not defined, in this Assignment have the meanings set forth in the License Contract;

WHEREAS, Farmor owns an undivided seventy five percent (75%) of the rights and obligations of the Contractor under the License Contract;

WHEREAS, Farmor desires to assign to Farmee, and Farmee desires to accept, an undivided twelve and one-half percent (12.5%) of the rights and obligations of the Contractor under the License Contract.

NOW THEREFORE, in consideration of the mutual covenants herein:

1.
Farmor hereby assigns to Farmee, and Farmee hereby accepts from Farmor, an undivided twelve and one-half percent (12.5%) of the rights and obligations of the Contractor under the License Contract (said interest is hereinafter referred to as the “Assigned Interest”).

2.	Farmee hereby assumes all obligations with respect to the Assigned Interest arising after the date of this Assignment.

3. Farmor will continue being the Operator under the License Contract.

4.	This Assignment shall be effective as from [ ].

5.	This Assignment shall be governed by and interpreted in accordance with the laws of the State of Texas except for conflict of laws provisions which would apply the law of another jurisdiction.

IN WITNESS WHEREOF, Farmor and Farmee have caused this Assignment to be signed by their respective, duly authorized representatives as of the date first above written.

SK Energy Co., Ltd.	Gulf United Energy del Colombia Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT B

CONTRACT AREA